Exhibit 4.4



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                              BCP INGREDIENTS, INC.


                                       TO


                               FLEET NATIONAL BANK




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                               SECURITY AGREEMENT

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                               DATED JUNE 1, 2001


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             THIS SECURITY  AGREEMENT (A) AFFECTS  TANGIBLE AND
             INTANGIBLE   PERSONAL   PROPERTY,   (B)   CONTAINS
             AFTER-ACQUIRED   PROPERTY   PROVISIONS,   (C)   IS
             INTENDED TO CONSTITUTE A SECURITY AGREEMENT UNDER THE UNIFORM COMMERCIAL CODE AND (D) SECURES AN OBLIGATION UNDER WHICH THE INTEREST RATE MAY VARY FROM TIME TO TIME.

                               SECURITY AGREEMENT


         THIS SECURITY AGREEMENT (the "Security Agreement") dated June 1, 2001 from BCP INGREDIENTS, INC., a business corporation organized and existing under the laws of the State of Delaware and having an address of c/o Balchem Corporation, P.O. Box 175, Slate Hill, New York 10973 (the "Corporate Guarantor"), to FLEET NATIONAL BANK, a national banking association organized and existing under the laws of the United States having an address of 69 State Street, Albany, New York 12201 (the "Holder");


                              W I T N E S S E T H:


         WHEREAS, the Holder will make the Loans (as herein defined) to the Company (as herein defined), the repayment of which is evidenced the Notes (as herein defined) from the Company in favor of the Holder; and

         WHEREAS, the Corporate Guarantor will guaranty repayment of the Notes pursuant to the Guaranty (as herein defined); and

         WHEREAS, as additional security for the payment of principal, premium, if any and interest on the Notes, the Corporate Guarantor intends to grant the Holder a security interest in certain of the assets of the Corporate Guarantor as hereinafter set forth;

           NOW, THEREFORE, THIS SECURITY AGREEMENT FURTHER WITNESSETH:

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. DEFINITIONS OF TERMS. The following words and terms if used in this document shall have the following meanings unless the context or use indicates another or different meaning or intent and the singular shall include the plural and the plural shall include the singular, as the context may require:

         "CLOSING" means the closing with respect to the execution and delivery of the Notes by the Company to the Holder.

         "CLOSING DATE" means the date of the execution and delivery of the Notes by the Company to the Holder.

         "COLLATERAL" shall have the definition assigned to such term in Section
2.01 hereof.

         "COMPANY" means Balchem Corporation, a Maryland corporation having an address of P.O. Box 175, Slate Hill, New York 10973 and its permitted successors and permitted assigns.

         "CORPORATE GUARANTOR" means BCP Ingredients, Inc., a Delaware corporation, and its successors and permitted assigns.

         "CORPORATE GUARANTOR SECURITY AGREEMENT" means this security agreement dated the Closing Date from the Corporate Guarantor in favor of the Holder as security for the Notes, as said security agreement may be modified, amended, supplemented, consolidated, spread or assumed from time to time.

         "DEFAULT RATE" shall have the meaning assigned to such term in the Notes.

         "ENVIRONMENTAL COMPLIANCE AGREEMENT" means the environmental compliance agreement dated the date hereof from the Company and the Corporate Guarantor in favor of the Holder, as said environmental compliance agreement may be amended or supplemented from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, and all regulations promulgated thereunder.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 5.01 hereof.

         "FINANCING DOCUMENTS" means the Notes, the Security Agreement, the Guaranty, the Corporate Guarantor Security Agreement, the Loan Agreement, the Swap Agreement, the Environmental Compliance Agreement and any other document now or hereafter executed by the Company or the Corporate Guarantor by or in favor of the Holder which affects the rights of the Holder in or to the Collateral, in whole or in part, or which evidences, secures or guarantees any sum due under the Notes or any of the other Financing Documents.

         "GAAP" means generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

         "GOVERNMENTAL AUTHORITY" means the United States, the State and any political subdivision thereof, and any agency, department, commission, court, board, bureau or instrumentality of any of them.


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         "GUARANTY" means the guaranty dated the Closing Date from the Corporate
Guarantor in favor of the Holder, as said Guaranty may be modified, amended or supplemented from time to time.

         "HOLDER" means Fleet National Bank as the original owner of the Notes, and any subsequent owner at the time in question of the Notes.

         "INDEBTEDNESS" shall have the definition assigned to such term in
Section 2.01 hereof.

         "LIEN" means any interest in Property securing an obligation owed to a Person whether such interest is based on the common law, statute or contract, and including but not limited to a security interest arising from a mortgage, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes but is not limited to mechanics', materialmens', warehousemens' and carriers' liens and other similar encumbrances. For the purposes hereof, a Person shall be deemed to be the owner of Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "LINE OF CREDIT LOAN" means the loan in the principal amount of $3,000,000.00 from the Bank to the Company as evidenced by the Line of Credit Loan Note.

         "LINE OF CREDIT LOAN NOTE" means the promissory note dated the Closing Date in the principal amount of $3,000,000.00 from the Company in favor of the Holder as said note may be amended, modified, supplemented, consolidated or extended from time to time.

         "LOANS" means, collectively, the Term Loan and the Line of Credit Loan.

         "LOAN AGREEMENT" means the loan agreement dated the Closing Date, by and between the Holder and the Company, as said loan agreement may be modified, supplemented or amended from time to time.

         "NET PROCEEDS" means so much of the gross proceeds with respect to which that term is used as remain after payment of all expenses, costs and taxes (including attorneys' fees) incurred in obtaining such gross proceeds.

         "NOTE" means, collectively, the Term Loan Note and the Line of Credit Loan Note, as each of said notes may be amended, modified, supplemented, consolidated or extended.

         "NOTE PAYMENT DATE" means each date on which interest or both principal and interest shall be payable on the Notes according to its terms so long as such shall be outstanding.

         "PERMITTED ENCUMBRANCES" means (A) Liens for taxes which are not delinquent or which are being contested in good faith, mechanic's and materialmen's Liens and other statutory Liens with respect to obligations which are not overdue or which are being contested in good faith, and Liens resulting from deposits to secure the payments of workmen's compensation or other social security or to secure the performance of bids or contracts in the ordinary course of business, (ii) capitalized lease or purchase money security interest obligations in the ordinary course of business or assumed as part of a permitted acquisition, (iii) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions affecting real estate, (iv) Liens having as aggregate dollar value not in excess of $100,000 or (v) Liens in favor of the Bank.


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         "PERSON" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "PLAN" means any plan defined in Section 4021(a) of ERISA in respect of which the Company or any Subsidiary thereof is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.

         "PRINCIPAL BALANCE" means the aggregate outstanding principal balance of the Notes from time to time.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "REPORTABLE EVENT" means any reportable event as defined in ERISA.

         "REQUIREMENT" or "LOCAL REQUIREMENT" means any law, ordinance, order, judgment, decree, rule, regulation, permit, license, authorization, certificate or approval of a Governmental Authority or a Local Authority respectively.

         "SECURITY AGREEMENT" means this security agreement dated the Closing Date from the Company in favor of the Holder as security for the Notes, as said security agreement may be modified, amended, supplemented, consolidated, spread or assumed from time to time.

         "STATE" means the State of New York.

         "SUBSIDIARY" shall mean for any Person (i) any for-profit entity more than fifty percent (50%) of the capital stock of which is owned or controlled, directly or indirectly, by such Person or any Subsidiary and whose accounts are required to be consolidated with those of said Person in accordance with GAAP and (ii) any non-profit entity which is controlled, directly or indirectly, by such Person.

         "SWAP AGREEMENT" means any swap master agreement entered into by the Company and the Holder in connection with the Term Loan Note, together with any amendments or supplements thereto or replacements or substitutions thereof.

         "TERM LOAN" means the loan in the principal amount of $13,500,000.00 from the Bank to the Company as evidenced by the Term Loan Note.

         "TERM LOAN NOTE" means the note dated the Closing Date in the principal amount of $13,500,000.00 from the Company in favor of the Holder as said note may be amended, modified, supplemented, consolidated or extended from time to time.


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                                   ARTICLE II

                               SECURITY AGREEMENT;
                       GRANTING CLAUSES; GENERAL COVENANTS

SECTION 2.01. GRANTING CLAUSES. The Corporate Guarantor, in consideration of the making of the Loans by the Holder and for other good and valuable consideration, receipt of which is hereby acknowledged, and in order to secure (1) the payment of the principal of, premium, if any, and interest on the Term Loan Note, issued in the original amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) according to its tenor and effect (2) the payment of the principal of, premium, if any, and interest on the Line of Credit Loan Note, issued in the original amount not to exceed Three Million Dollars ($3,000,000) according to its tenor and effect, (3) the payment of all other sums required to be paid hereunder and under the other Financing Documents and (4) the performance and observance by the Company of all of the covenants, agreements, representations and warranties herein and in the other Financing Documents (collectively, the "Indebtedness"); and in order to secure the Indebtedness; hereby warrant, assign, mortgage, hypothecate, pledge, and grant a security interest in, set over and confirm unto the Holder and its respective successors and assigns, all of the estate, right, title and interest of the Corporate Guarantor in, to and under any and all of the following described property (the "Collateral") whether now owned or held or hereafter acquired:

         (A) All right, title and interest of the Corporate Guarantor in all articles of personal property and all appurtenances, wherever located, and now or hereinafter owned by the Corporate Guarantor, including, but not limited to, all equipment, materials, furnishings, and machinery, (excluding, however, pipes, screens, heating, lighting, plumbing, ventilation, air conditioning systems and other fixtures appurtenant to or affixed to real property) together with any and all products of any of the above, all substitutions, replacements, additions or accessories therefor;

         (B) All of the Corporate Guarantor's now owned and hereafter acquired or arising accounts (also known as accounts receivable) inventory, supplies, returned and repossessed goods, instruments, contract rights, chattel paper, choses in action and general intangibles, including, but not limited to, all corporate names, trademarks, trade names, goodwill, patents, and copyrights, but excluding contract rights which by their terms are not assignable absent the consent of a third party;

         (C) Any and all moneys and securities from time to time held by the Holder under the terms of the Security Agreement and/or the Loan Agreement, and any and all other Property of every name and nature, from time to time hereinafter by delivery or by writing of any kind conveyed, mortgaged, pledged, assigned or transferred as and for additional security hereunder by the Corporate Guarantor or by anyone on its behalf or with its written consent in favor of the Holder;

         (D) All right, title and interest of the Corporate Guarantor in the Swap Agreement and each transaction entered into thereunder (including, without limitation, all amounts payable or deliverable thereunder);

         (E) All proceeds of and any unearned premiums on any insurance policies covering the foregoing, including, without limitation, the right to receive and apply the proceeds of any insurance or judgments, or settlements made in lieu thereof, for damage to any of the foregoing;

         (F) The right, in the name and on behalf of the Corporate Guarantor, to appear in and defend any action or proceeding brought with respect to the above or any part thereof and to commence any action or proceeding to protect the interest of the Holder with respect thereto;

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         (G) All other proceeds of the conversion, whether voluntary or involuntary, of the above or any other Property or rights encumbered or conveyed hereby into cash or liquidated claims, including, without limitation, all hazard insurance, Condemnation and other awards relating to the Collateral; and

         (H) All extensions, additions, substitutions and accessions with respect to any of the foregoing.

         TO HAVE AND TO HOLD the foregoing Collateral unto the Holder and its successors and assigns forever subject to Section 6.05 hereof.

SECTION 2.02. SECURITY AGREEMENT. The Collateral includes all rights and interest, whether tangible or intangible in nature, of the Corporate Guarantor in the Collateral. This Security Agreement shall constitute a security agreement under the Uniform Commercial Code of the State so that the Holder shall have and may enforce a security interest in any or all of the Collateral, such security interest to attach at the earliest moment permitted by law and also to include and attach to all additions and accessions thereto, all substitutions and replacements therefor, all proceeds thereof, including insurance and Condemnation proceeds, and all contract rights, rental or lease payments and general intangibles of the Corporate Guarantor obtained in connection with or relating to the Collateral as well as any and all items of Property in the foregoing classifications which are hereafter acquired. The Corporate Guarantor shall, at the request of the Holder, deliver to the Holder, any and all further instruments which the Holder shall require in order to further secure and perfect the Lien of the Security Agreement. Pursuant to the Uniform Commercial Code of the State, the Corporate Guarantor hereby authorizes the Holder to execute and file UCC Financing Statements and continuation statements, at the expense of the Corporate Guarantor, without the necessity of the Corporate Guarantor's signature as debtor if the Holder shall determine that such are necessary or advisable in order to perfect its security interest in any of the Collateral covered by this Security Agreement, and shall pay to the Holder, on demand, any reasonable expenses incurred by the Holder in connection with the preparation, execution and filing of such statements and any continuation statements that may be filed by the Holder without the necessity of the Corporate Guarantor's signature as debtor.

SECTION 2.03. INFORMATION UNDER UNIFORM COMMERCIAL CODE. The following information is stated in order to facilitate filings under the Uniform Commercial Code of the State: The Secured Party is Fleet National Bank, having an office at P.O. Box 2984, Hartford, Connecticut 06101-2984, CT EH 4151MT. The Debtor is Balchem Corporation having its principal office at P.O. Box 175, Slate Hill, New York 10973.

SECTION 2.04. PERFORMANCE OF COVENANTS. The Corporate Guarantor hereby covenants that it will faithfully observe and perform, or cause to be observed and performed, at all times any and all covenants, undertakings, stipulations and provisions on its part to be observed or performed contained in the Security Agreement.

SECTION 2.05. PRIORITY OF LIEN OF SECURITY AGREEMENT; DISCHARGE OF LIENS AND ENCUMBRANCES. (A) The Corporate Guarantor hereby covenants that the Corporate Guarantor has the right to grant a security interest in and Lien on the Collateral, and Corporate Guarantor will warrant and defend title to the Collateral against all claims and demands.

         (B) The Corporate Guarantor shall not permit or create or suffer to be permitted or created any Lien, except for Permitted Encumbrances, upon the Collateral or any part thereof.

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         (C) To the extent the Corporate Guarantor is permitted under the provisions of any of the Financing Documents to dispose of items of Collateral, the same shall be deemed upon such disposition to be free and clear of all Liens granted to the Holder, and the Holder agrees at the cost and expense of the Corporate Guarantor to execute UCC release statements so as to reflect of record the release of said items from the Lien of this Security Agreement or other appropriate evidence of the release of such Liens as the Company may reasonably request.



                                       7
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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES AND COVENANTS.


SECTION 3.01. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE CORPORATE GUARANTOR. The Corporate Guarantor represents and warrants as follows:

         (A) (1) The Corporate Guarantor has good title to the Collateral, subject only to Permitted Encumbrances and (2) this Security Agreement is and will remain a valid and enforceable Lien on the Collateral, except as items of Collateral are disposed of as permitted by the Financing Documents.

         (B) The Corporate Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and possesses full corporate power and corporate capacity to enter into the Security Agreement and the other Financing Documents and to mortgage and pledge the Collateral in the manner and to the extent herein set forth, and the Security Agreement and the other Financing Documents constitute valid and enforceable obligations according to their terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and except as enforceability may limited by general equitable principles.

         (C) Neither the execution and delivery of the Security Agreement and the other Financing Documents, the consummation of the transactions contemplated hereby and thereby nor the fulfillment of or compliance with the provisions hereof or thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Corporate Guarantor or of any order, judgment, law, restriction, agreement or instrument to which the Corporate Guarantor is a party of by which it is bound except to the extent the foregoing would not have a material adverse effect upon the business, operations or financial condition of the Corporate Guarantor or materially and adversely effect the Lien on the Collateral granted hereunder, or result in the creation or imposition of any Lien (except Permitted Encumbrances) of any nature upon any of the Property of the Corporate Guarantor under the terms of any such instrument or agreement.

         (D) The chief executive office and other places of business of the Corporate Guarantor, the Collateral and the books and records relating to the Collateral are, and have been during the four month period prior to the date hereof (or in the case of a new business, from the date of commencement of said business), located at the address(es) set forth in Schedule 3.01 hereto and the Corporate Guarantor will not change the same, or merge or consolidate with any person or change its name, without prior written notice to the Holder.

         (E) In its discretion, the Holder may at any time and from time to time, after an Event of Default has occurred and is continuing, in its name or the Corporate Guarantor's or otherwise, notify any account debtor or obligor of any account contact, document, instrument, chattel paper or general intangible included in the Collateral to make payment to the Holder.

         (F) In its discretion, the Holder may, at any time and from time to time, after an Event of Default has occurred and is continuing, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable to the Holder with respect to, any Collateral, and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any Collateral or obligations, all without notice to or consent by the Corporate Guarantor and without otherwise discharging or affecting the obligations, the Collateral or the security interest granted herein.



                                       8
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                                   ARTICLE IV

                 MAINTENANCE, MODIFICATION, TAXES AND INSURANCE

SECTION 4.01. MAINTENANCE AND MODIFICATIONS OF COLLATERAL. The Corporate Guarantor agrees that during the period that the Notes are outstanding it will
(1) keep the tangible Collateral in good condition and repair and preserve the same against waste, loss and damage, ordinary wear and tear excepted, and (2) make all necessary repairs and replacements to the tangible Collateral or any part thereof (whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen), in each instance where the failure to do so would have a material adverse effect upon the Corporate Guarantor and Company taken as a whole or materially diminish the value of the Collateral (as defined in the Loan Agreement) taken as a whole.

SECTION 4.02. TAXES, ASSESSMENTS AND UTILITY CHARGES. (A) Except as otherwise permitted by the Financing Documents, the Corporate Guarantor shall pay or cause to be paid, as the same respectively become due, (1) all material taxes and governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Collateral, (2) all utility and other charges, including "service charges", incurred or imposed for the operation, maintenance, use, occupancy, upkeep and improvement of the Collateral, and (3) all assessments and charges of any kind whatsoever lawfully made by any Governmental Authority for public improvements, provided that, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Corporate Guarantor shall be obligated hereunder to pay only such installments as are required to be paid during all periods that sums payable by the Corporate Guarantor hereunder are due and owing.

         (B) Notwithstanding the provisions of subsection (A) of this Section 4.02, the Corporate Guarantor may in good faith actively contest any such taxes, assessments and other charges, provided that the Corporate Guarantor shall have paid such taxes, assessments and other charges if required by law to do so or provided that (1) the Corporate Guarantor first shall have notified the Holder in writing of such contest, (2) no Event of Default exists hereunder or under the other Financing Documents and (3) the Corporate Guarantor shall have set aside reserves for any such taxes, assessments and other charges in accordance with GAAP. Otherwise, such taxes, assessments or other charges shall be paid promptly by the Corporate Guarantor or, at the Corporate Guarantor's option, secured by the Corporate Guarantor's posting a bond in form and substance satisfactory to the Holder.

SECTION 4.03. INSURANCE REQUIRED. At all times that the Notes are outstanding, the Corporate Guarantor shall maintain or cause to be maintained insurance with respect to the Collateral against such risks and for such amounts as are customarily insured against by businesses of like size and type, paying, as the same become due and payable, all premiums with respect thereto, including, but not necessarily limited to:

         (A) Insurance protecting the interests of the Corporate Guarantor as insured and the Holder as mortgagee and loss payee, as their interests may appear, against loss or damage to the Collateral by fire, lightning, vandalism, malicious mischief and other perils and casualties normally insured against with a uniform extended coverage endorsement, such insurance at all times when combined with that maintained by the Company to be in an amount not less than the unpaid principal amount of the Notes outstanding; provided, however, that the Corporate Guarantor may insure all or a portion of the Collateral under a blanket insurance policy or policies covering not only the Collateral or portions thereof but other Property.

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


         (B) To the extent applicable, workers' compensation insurance, disability benefits insurance and such other forms of insurance which the Corporate Guarantor is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Corporate Guarantor.

         (C) Insurance protecting the Corporate Guarantor and the Holder against loss or losses from liabilities imposed by law or assumed in any written contract and arising from personal injury or death or damage to the property of others caused by any accident or occurrence, with limits of not less than $2,000,000 per person per accident or occurrence on account of personal injury, including death resulting therefrom, and $2,000,000 per accident or occurrence on account of damage to the property of others, excluding liability imposed upon the Corporate Guarantor by any applicable workers' compensation law, and a separate commercial umbrella liability policy in excess of the basic coverage stated above protecting the Corporate Guarantor and the Holder with a limit of not less than $3,000,000.

         (D) If requested by the Holder, customary policies of insurance against loss or damage to any air conditioning, heating or ventilation system, steam boilers or other high pressure machinery, if any in an amount satisfactory to the Holder.

         (E) Other insurance coverage required by any Governmental Authority in connection with any Requirement.

SECTION 4.04. ADDITIONAL PROVISIONS RESPECTING INSURANCE. All insurance required by Section 4.03 hereof shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Corporate Guarantor and authorized to write such insurance in the State and satisfactory to the Holder. The Corporate Guarantor or companies issuing the policies required by Sections 4.03(A) shall be rated "A" or better by A.M. Best Co., Inc. in the most recent edition of Best's Key Rating Guide. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the Corporate Guarantor is engaged. All policies evidencing the insurance required by Section 4.03 (A) hereof shall name the Corporate Guarantor as insured and the Holder as mortgagee and loss payee under a lender's loss payable endorsement, as their interests may appear, and all policies evidencing the insurance required by Section 4.03 hereof shall provide for at least thirty (30) days' written notice to the Corporate Guarantor and the Holder prior to cancellation, lapse, reduction in policy limits or material change in coverage thereof. The insurance required by Sections 4.03(A) and 4.03(D) hereof shall be fully paid for and shall contain a standard non-contributory mortgagee endorsement in favor of the Holder as mortgagee and loss payee. All insurance required hereunder shall be in form and content reasonably satisfactory to the Holder. Certificates satisfactory in form and substance to the Holder to evidence all insurance required hereby shall be delivered to the Holder on or before the Closing Date. The Corporate Guarantor shall deliver to the Holder on or before the first Business Day of each calendar year thereafter a certificate dated not earlier than the immediately preceding December l reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance in the amounts and of the types required by Sections 4.03 and 4.04 hereof. Prior to the expiration of any such policy, the Corporate Guarantor shall furnish to the Holder evidence that the policy has been renewed or replaced or is no longer required hereby.

               (B) All premiums with respect to the insurance required by
Section 4.03 hereof shall be paid by the Corporate Guarantor; provided, however, that if the premiums are not timely paid, the Holder may pay such premiums and the Corporate Guarantor shall pay immediately upon demand all sums so expended by the Holder, together with interest, to the extent permitted by law, at the Default Rate from the date on which such payment was due until the date on which the payment is made.

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


         (C) The Corporate Guarantor shall give the Holder prompt notice of any material loss covered by the insurance required in this Article, and any Net Proceeds of insurance claims received by the Corporate Guarantor shall promptly be paid over to the Holder to be held by the Holder to the extent required and in accordance with the provisions of Section 4.05 hereof.

         (D) (1) The Corporate Guarantor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under Section 4.03 unless the Holder is included therein as a named insured with loss payable to Holder under a standard non-contributory mortgage endorsement of the above described character. The Corporate Guarantor shall immediately notify the Holder whenever any such separate insurance is taken out and shall promptly deliver to the Holder the policy or policies of such insurance.

             (2) Each of the policies required pursuant to Section 4.03 hereof shall waive any right of subrogation against any Person insured under such policy, and shall waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Person insured under such policy.

SECTION 4.05. APPLICATION OF NET PROCEEDS OF INSURANCE. The Net Proceeds of the insurance carried pursuant to the provisions of Section 4.03 hereof shall be applied as follows: (A) the Net Proceeds of the insurance required by Section 4.03(A) and 4.03(D) hereof shall, provided no Event of Default has occurred and is continuing, be paid to the Corporate Guarantor and applied toward the replacement or restoration of the particular items for which a claim was made provided however that in the event the Net Proceeds exceed $5,000,000 or exceed the Principal Balance, the Net Proceeds shall, at the option of the Holder, be applied toward payment of Debt Service Payments payable pursuant to the Notes and the payment of the Company's obligations hereunder and (B) the Net Proceeds of the insurance required by Section 4.03(B), 4.03(C) and 4.03(E) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

SECTION 4.06. COVENANTS. Until the Loans have been paid in full and all other monetary obligations then due of the Corporate Guarantor under the Financing Documents have been satisfied, the Corporate Guarantor covenants with the Holder as follows:

         (A) It will deliver to the Holder on demand if the Holder reasonably requests such, certified copies of any contracts, bills of sale, statements, receipted vouchers or agreements, under which the Corporate Guarantor claims title to any materials, fixtures or articles subject to the Lien of the Security Agreement;

         (B) It will transmit to the Holder, immediately upon receipt thereof, any material communication adversely affecting the Collateral and will promptly and reasonably respond to any reasonable inquiry of the Holder made with respect thereto;

         (C) It will notify the Holder of any material adverse change in the financial condition or business of the Corporate Guarantor and furnish such other information concerning its financial condition and business as may be reasonably requested by the Holder from time to time;

         (D) The Holder shall have the right to inspect the Collateral including the right to conduct field examinations thereof at such times as the Holder may determine in its reasonable discretion, the reasonable cost of which inspections and examinations should be borne by the Corporate Guarantor; provided that if no Event of Default has occurred and is continuing, such inspections shall be limited to one during each fiscal year;

         (E) It will give written notice to the Holder within ten (10) days of becoming aware of any condition or event which constitutes an event of default beyond any applicable grace or cure period with respect to other outstanding Indebtedness of the Corporate Guarantor in excess of $100,000;

         (F) It will promptly inform the Holder of any pending or to the Corporate Guarantor's knowledge threatened litigation against the Corporate Guarantor or affecting any of the Corporate Guarantor's property, if such litigation or potential litigation could reasonably be expected to have a material adverse effect on the Corporate Guarantor's consolidated financial condition or to cause an Event of Default;

         (G) It will preserve and maintain its corporate existence, all rights, licenses, privileges, franchises, certificates and the like necessary for the operation of its business and the maintenance of its existence where the failure to maintain the same is reasonably expected to have a material adverse effect upon the Corporate Guarantor, and promptly and properly comply with all laws, statutes, ordinances and governmental regulations applicable to it or to any of its property, business operations and transactions where the failure to comply with the same is reasonably expected to have a material adverse effect upon the Corporate Guarantor;

                                    ARTICLE V

                         EVENTS OF DEFAULT AND REMEDIES


SECTION 5.01. EVENTS OF DEFAULT DEFINED. The following shall be "Events of Default" under the Security Agreement and the terms "Event of Default" or "default" shall mean, whenever they are used in the Security Agreement, any one or more of the following events:

         (A) If the Corporate Guarantor fails to comply with any of the covenants or agreements made, or to be observed, by it in the Security Agreement, other than a covenant or agreement specified in subsection (B) below, and such failure shall have continued for a period of fifteen (15) days following written notice of non-compliance from the Holder to the Corporate Guarantor, provided that if such default cannot reasonably be cured within said fifteen (15)-day period and the Corporate Guarantor shall have commenced action to cure the breach of covenant or agreement within said fifteen (15)-day period and, thereafter, diligently and expeditiously proceeds to cure the same, such fifteen (15) day period shall be extended for so long as the Corporate Guarantor shall require, in the exercise of due diligence, to cure such default, it being agreed that no such extension shall be for a period in excess of forty five (45) days in the aggregate from the date of such written notice;

         (B) Notwithstanding the foregoing subsection (A) above, the following shall be immediate Events of Default for which there shall be no cure period under this Section:

                    (1) if a default by the Corporate Guarantor occurs in the due and punctual payment of any amounts specified to be paid herein or under any of the other Financing Documents (other than any amounts payable on the Maturity Date or any earlier date on which the entire Principal Balance together with all accrued but unpaid interest and all other sums evidenced or secured by the Financing Documents shall be due and payable in full) and such default continues for ten (10) days;

                    (3) an Event of Default beyond any applicable grace or cure period shall occur under the Loan Agreement.

SECTION 5.02. ACCELERATION; ANNULMENT OF ACCELERATION. (A) Upon the occurrence of an Event of Default hereunder, the Holder may, by notice in writing delivered to the Corporate Guarantor declare the whole of the Indebtedness immediately due and payable, whereupon the same shall become and be immediately due and payable, anything in the Security Agreement or any other Financing Documents to the contrary notwithstanding. In such event, there shall be due and payable the total amount of Indebtedness plus all accrued but unpaid interest thereon and all interest which will accrue thereon to the date of payment.

         (B) At any time after the principal of the Notes shall have been so declared to be due and payable and before the entry of final judgment or decree in any suit, action or proceeding instituted on account of such default, or before the completion of the enforcement of any other remedy under the Security Agreement, the Holder may at its option annul such declaration and its consequences. No such annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

SECTION 5.03. ENFORCEMENT OF REMEDIES. (A) Upon the occurrence and continuance of any Event of Default, the Holder may proceed forthwith to protect and enforce its rights under the Security Agreement, and the other Financing Documents by such suits, actions or proceedings as it shall deem appropriate, including, without limitation, an action to foreclose the Lien of the Security Agreement, in which case the Collateral or any interest therein may be sold for cash or credit in one or more interests and in any order or manner.

         (B) The Holder may sue for, enforce payment of and receive any amounts due or becoming due from the Corporate Guarantor for principal, premium, if any, interest or otherwise under any of the provisions of the Security Agreement or the other Financing Documents, without prejudice to any other right or remedy of the Holder.

         (C) Regardless of the happening of an Event of Default, the Holder may institute and maintain such suits and proceedings as it may be advised shall be necessary to prevent any impairment of the security under the Security Agreement by any acts which may be unlawful or in violation of the Security Agreement, or to preserve or protect the interests of the Holder.

         (D) The Holder shall have the right to appear in and defend any action or proceeding brought with respect to the Collateral and to bring any action or proceeding, in the name and on behalf of the Corporate Guarantor, which the Holder, in its discretion, determines should be brought to protect their interests in the Collateral.

         (E) Upon the occurrence and continuance of any Event of Default hereunder, the Corporate Guarantor, upon demand of the Holder, shall forthwith surrender the possession of, and it shall be lawful for the Holder, to take possession of, all or any part of the Collateral, together with the books, papers and accounts of the Corporate Guarantor pertaining thereto, and to hold, operate and manage the same, and from time to time to make all needed repairs and improvements as the Holder shall deem wise; and the Holder may sell the Collateral or any part thereof, or lease the Collateral or any part thereof in the name and for the account of the Corporate Guarantor, collect, receive and sequester the rents, revenues, earnings, income, products and profits therefrom, and pay out of the same all proper costs and expenses of taking, holding, leasing, selling and managing the Collateral, including reimbursement for expenses reasonably and actually incurred by the Holder and its agents and counsel, and any charges of the Holder hereunder, and any taxes and other charges prior to the Lien of the Security Agreement which the Holder may deem it wise to pay, and all expenses of such repairs and improvements, and apply the remainder of the moneys so received in accordance with the provisions of Section
5.05 hereof.

         Whenever all monetary payments then due under the Notes and the other Financing Documents shall have been paid and no Event of Default shall be continuing, the Holder shall surrender possession to the Corporate Guarantor; the same right of entry, however, to exist upon any subsequent Event of Default.

         (F) The Holder may exercise any and/or all of the rights and remedies available to a secured party under the New York Uniform Commercial Code in such order and in such manner as the Holder, in its sole discretion, may determine; provided, however, that the expenses of retaking, holding, preparing for sale or the like as provided thereunder shall include reasonable attorneys' fees and other actual expenses of the Holder and shall be additionally secured by this Security Agreement.

         (G) Notwithstanding anything herein contained to the contrary, the Corporate Guarantor or anyone claiming through or under either of them (1) will not (a) at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Collateral or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of the Security Agreement, (b) claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Collateral, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision hereof, or pursuant to the decree, judgment or order of any court of competent jurisdiction, or (c) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the Property so sold or any part thereof, (2) hereby expressly waive all benefit or advantage of any such law or laws, and (3) covenant not to hinder, delay or impede the execution of any power herein granted or delegated to the Holder, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. The Corporate Guarantor for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Collateral marshaled upon any foreclosure hereof.

SECTION 5.04. APPOINTMENT OF RECEIVERS. Upon the occurrence and continuance of an Event of Default hereunder and upon the filing of a suit or commencement of other judicial proceedings to enforce the rights of the Holder under the Security Agreement, the Holder shall be entitled, as a matter of right, without notice and without regard to the adequacy of any security for the debt secured hereby, to the appointment of a receiver or receivers of the Collateral and of the revenues and receipts thereof, pending the conclusion of such proceedings and any appeal therefrom, with such powers as the court making such appointment shall confer. The receiver shall be entitled to occupational rent from an owner/occupant and may upon non-payment of said rent evict the owner/occupant.

SECTION 5.05. APPLICATION OF MONEYS. The Net Proceeds received by the Holder or pursuant to any right given or action taken under the provisions of this Article V shall, during the continuance of an Event of Default hereunder, be applied (A) first, to the payment of the fees, costs and expenses reasonably incurred by the Holder to operate the Collateral and protect and enforce its rights hereunder and under the other Financing Documents, including reasonable attorney's fees;
(B) second, to the payment of all installments of interest then due and payable on the Notes; (C) third, to the payment of unpaid principal of and premium, if any, on the Notes, whether or not then due and payable; (D) fourth, to the payment of any sum or charge (other than principal or interest) evidenced or secured by the Security Agreement and all interest payable thereon; (E) fifth, to the payment of interest on principal amounts then due and payable under any other Financing Document; and (F) sixth, the balance thereof to be applied in reduction of principal amounts then due and payable under or any other Financing Document, with any excess remaining to be paid to the Corporate Guarantor.

SECTION 5.06. REMEDIES CUMULATIVE. No remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under the Security Agreement or under any other Financing Document now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Holder to exercise any remedy reserved to it of them in this Article V, it shall not be necessary to give any notice, other than such notice as may be expressly required in the Security Agreement.

SECTION 5.07. TERMINATION OF PROCEEDINGS. In case any proceeding taken by the Holder on account of any Event of Default shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Holder, then the Holder and the Corporate Guarantor shall be restored to their former positions and rights hereunder, and all rights, remedies and powers of the Holder shall continue as if no such proceeding had been taken.

SECTION 5.08. WAIVER AND NON-WAIVER OF EVENT OF DEFAULT. (A) The Holder may, in its discretion, agree to waive, in writing, any Event of Default hereunder and its consequences and annul any acceleration in accordance with Section 5.02 hereof. No such waiver shall extend to or affect any other existing or any subsequent Event of Default.

         (B) The failure of the Holder to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of the Security Agreement. The Corporate Guarantor shall not be relieved of the Corporate Guarantor's obligations hereunder by reason of (1) failure of the Holder to comply with any request of the Corporate Guarantor to take any action to foreclose the Security Agreement or otherwise enforce any of the provisions hereof, (2) the release, regardless of consideration, of the whole or any part of the Collateral, or (3) any agreement or stipulation by the Holder extending the time of payment or otherwise modifying or supplementing the terms of the Security Agreement or any of the other Financing Documents. The Holder may resort for the payment of the Indebtedness to any other security held by the Holder pursuant to the Financing Documents in such order and manner as the Holder, in its discretion, may elect. The Holder may take action to recover the Indebtedness, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of the Holder thereafter to foreclose the Security Agreement. The rights of the Holder under the Security Agreement shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of the Holder shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. No waiver of any right of the Holder shall be effective unless it is in a writing signed by an officer of the Holder.

SECTION 5.09. REPAYMENT AND SECURING OF EXPENSES PAID BY THE HOLDER. In the event the Holder shall pay any premiums on any policies of insurance required to be maintained or procured by Section 4.03 hereof, or in the event the Holder shall expend any funds for the payment of any unpaid taxes or assessments upon the Collateral, or expend any funds in payment of any unpaid installments under any applicable agreement for payments in lieu of taxes with any taxing entity or pay or perform any other obligation of the Corporate Guarantor under any of the Financing Documents, then in any such event such payment shall be deemed to be secured by the Security Agreement and shall be payable to the Holder in the manner provided and with interest as provided herein, or if not so provided therein, shall be payable on demand as an additional payment under the other Financing Documents with interest at the rate of the Default Rate or the maximum amount permitted by law, whichever is less.

SECTION 5.10. OTHER ACTIONS BY THE HOLDER. Regardless of the happening of an Event of Default, the Holder may institute and maintain such suits and proceedings as it shall deem necessary or expedient to prevent any impairment of the security under the Security Agreement by any acts which may be unlawful or in violation of the Security Agreement, or to preserve or protect the interests of the Holder.

                                   ARTICLE VI

                                  MISCELLANEOUS


SECTION 6.01. LIMITATION OF RIGHTS. With the exception of rights herein expressly conferred, nothing expressed or mentioned in or to be implied from the Security Agreement or the other Financing Documents is intended or shall be construed to give to any Person, other than the parties hereto or thereto, and their successors and assigns, any right, remedy or claim under or with respect to the Security Agreement or any covenants, conditions and provisions herein contained. The Security Agreement and all of the covenants, conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their successors and assigns as herein provided.

SECTION 6.02. LAWS. If any law or ordinance is enacted or adopted which imposes a tax, either directly or indirectly, on the Security Agreement, the Corporate Guarantor will pay, or cause to be paid, such tax, with interest and penalties thereon, if any.

SECTION 6.03. REVENUE STAMPS. If at any time any Governmental Authority shall require revenue or other stamps to be affixed to the Security Agreement, the Corporate Guarantor will pay, or cause to be paid, the same, with interest and penalties thereon, if any.

SECTION 6.04. FURTHER ASSURANCE. The Corporate Guarantor will execute and procure for the Holder and cause to be done any further conveyances, instruments or acts of further assurance as the Holder shall reasonably require to perfect the security of the Holder in the Collateral intended now or hereafter to be covered by the Security Agreement or otherwise for carrying out the intention of facilitating the performance of the terms of the Security Agreement.

SECTION 6.05. SATISFACTION OF SECURITY AGREEMENT. Upon the payment in full of all of the amounts due under the Notes and any monetary obligation then due and payable under the other Financing Documents, and adequate provision has been made for any indemnification or defense for any then-pending claims against the Holder of the Holder which the Holder is then entitled to under the terms of any of the Financing Documents, the Holder by acceptance of the Security Agreement, agrees to execute and deliver, any and all instruments necessary and/or appropriate to discharge the Lien of the Security Agreement of record and to terminate UCC Financing Statements.

SECTION 6.06. SEVERABILITY. (A) If any provision of the Security Agreement shall, for any reason, be held or shall, in fact, be inoperative or unenforceable in any particular case, such circumstance shall not render the provision in question inoperative or unenforceable in any other case or circumstance or render any other provision herein contained inoperative or unenforceable.

               (B) The invalidity of any one or more phrases, sentences, clauses, paragraphs or sections in the Security Agreement shall not affect the remaining portions of the Security Agreement or any part thereof.

SECTION 6.07. NOTICES. All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when (A) sent to the applicable address stated below by registered or certified mail, return receipt requested, postage prepaid, or by such other means (including, without limitation, overnight delivery) as shall provide the sender with documentary evidence of such delivery, or (B) delivery is refused by the addressee, as evidenced by the affidavit of the Person who attempted to effect such delivery or such other evidence of such attempted delivery. The addresses to which notices, certificates and other communications hereunder shall be delivered are as follows:

               TO THE CORPORATE GUARANTOR:

               BCP Ingredients, Inc.
               c/o Balchem Corporation
               P.O. Box 175
               Slate Hill, New York  10973
               Attention:  Dino A. Rossi, President

               WITH A COPY TO:

               Golenbock, Eiseman, Assor & Bell
               437 Madison Avenue
               New York, New York  10022
               Attention:  Nathan E. Assor, Esq.


               TO THE HOLDER:

               Fleet National Bank
               NY KP 0250
               Peter D. Kiernan Plaza
               Albany, New York 12207
               Attention:  Corporate Banking Division

               WITH A COPY TO:

               Lemery MacKrell Greisler LLC
               10 Railroad Place
               Saratoga Springs, New York 12866
               Attention:  James A. Carminucci, Esq.


The Corporate Guarantor and the Holder may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates and other communications shall be sent.

SECTION 6.08. COUNTERPARTS. The Security Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 6.09. TABLE OF CONTENTS AND SECTION HEADINGS NOT CONTROLLING. The table of contents and the headings of the several articles and sections of the Security Agreement have been prepared for convenience of reference only and shall not control, affect the meaning of or be taken as an interpretation of any provision of the Security Agreement.

SECTION 6.10. AMENDMENT, ETC. Neither the Security Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

SECTION 6.11. WAIVER OF NOTICE. Whenever in the Security Agreement the giving of notice by mail or otherwise is required, the giving of such notice may be waived in writing by the Person or Persons entitled to receive such notice.

SECTION 6.12.  INDEMNIFICATION; SUBROGATION; WAIVER OF OFFSET.

         (a) The Corporate Guarantor shall indemnify, defend and hold the Holder harmless against: (i) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Loans claiming to have dealt with the Corporate Guarantor, and (ii) against any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs, and expenses (including its reasonable attorneys' fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be imposed on or incurred by the Holder at any time pursuant either to a judgment or decree or other order entered into by a court or administrative agency or to a settlement reasonably approved by the Corporate Guarantor, which judgment, decree, order or settlement relates in any way to or arises out of the offer, sale or lease of the Collateral and/or the ownership, use, or operation of any portion of the Collateral.

         (b) If the Holder is made a party defendant to any litigation concerning the loan which is the subject of the Notes, this Security Agreement, the Collateral, or any part thereof, or any interest therein, or the occupancy thereof, then the Corporate Guarantor shall indemnify, defend and hold the Holder harmless from all liability by reason of said litigation, including reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses incurred by the Holder in any such litigation, whether or not any such litigation is prosecuted to judgment. If the Holder commences an action against the Corporate Guarantor to enforce any of the terms hereof or to prosecute any breach by the Corporate Guarantor of any of the terms hereof or to recover any sum secured hereby and the Holder prevails thereunder, the Corporate Guarantor shall pay to the Holder such reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses. The right to such attorneys fees (together with reasonable appellate counsel fees, if any) and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If an Event of Default occurs hereunder, the Holder may employ an attorney or attorneys to protect its rights hereunder, and in the event of such employment following any such Event of Default, the Corporate Guarantor shall pay the Holder reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses incurred by the Holder, whether or not an action is actually commenced against the Corporate Guarantor by reason of such breach.

         (c) A waiver of subrogation shall be obtained by the Corporate Guarantor from its insurance carrier and, consequently, the Corporate Guarantor waives any and all right to claim or recover against the Holder, its officers, employees, agents and representatives, for loss of or damage to the Corporate Guarantor, the Collateral, the Corporate Guarantor's property or the property of others under the Corporate Guarantor's control from any cause insured against or required to be insured against by the provisions of this Security Agreement.

         (d) All sums payable by the Corporate Guarantor hereunder shall be paid without notice (except as may otherwise be provided herein), demand, counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of the Corporate Guarantor hereunder shall in no way be released, discharged or otherwise affected by reason of: (i) any damage to or destruction of or any condemnation or similar taking of the Collateral or any part thereof; (ii) any restriction or prevention of or interference with any use of the Collateral or any part thereof; (iii) any title defect or encumbrance affecting the Collateral or any part thereof by title superior or otherwise; (iv) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceeding relating to the Holder, or any action taken with respect to this Security Agreement by any trustee or receiver of the Holder, or by any court, in such proceeding; or (v) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Corporate Guarantor shall have notice or knowledge of any of the foregoing. The Corporate Guarantor waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution, or reduction of any sum secured hereby and payable by the Corporate Guarantor.

SECTION 6.13. COVENANT AGAINST USURY. All agreements between the Corporate Guarantor and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Corporate Guarantor and the Holder in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any law of the Financing Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Corporate Guarantor and the Holder.

SECTION 6.14. JURY TRIAL WAIVER. THE CORPORATE GUARANTOR AND THE HOLDER (BY ACCEPTANCE OF THIS SECURITY AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE HOLDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS SECURITY AGREEMENT, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE CORPORATE GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE CORPORATE GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THE NOTES AND MAKE THE LOANS.

SECTION 6.15. RIGHT OF SET OFF. The Corporate Guarantor hereby grants to the Holder, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Holder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Holder or any entity under the control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them. At any time following the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Corporate Guarantor), the Holder may set off the same or any part thereof and apply the same to any liability or obligation of the Corporate Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Notes. ANY AND ALL RIGHTS TO REQUIRE THE HOLDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT

TO ANY OTHER COLLATERAL WHICH SECURES THE NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE CORPORATE GUARANTOR OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 6.16. EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT. The Corporate Guarantor shall pay on demand all reasonable expenses of the Holder in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Holder's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or the Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

SECTION 6.17. CHOICE OF LAW. This Security Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the "Governing State") (excluding the laws applicable to conflicts or choice of law).

               THE CORPORATE GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS SECURITY AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE CORPORATE GUARANTOR BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE CORPORATE GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 6.18. MERGER. This Security Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Security Agreement. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Security Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Security Agreement. This Security Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Corporate Guarantor and the Holder.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the day and year first above written.


                                        BCP INGREDIENTS, INC.


                                        By:    /s/ Frank J. Fitzpatrick
                                               ---------------------------------
                                        Name:  Frank J. Fitzpatrick
                                               ---------------------------------
                                        Title: Secretary and Treasurer
                                               ---------------------------------



                                        FLEET NATIONAL BANK


                                        By:    /s/ Karen D. Finnerty
                                               ---------------------------------
                                               Karen D. Finnerty, Vice President

STATE OF NEW YORK        )
                         )ss.:
COUNTY OF NEW YORK       )

               On the 30 day of May, in the year 2001 before me personally came Frank J. Fitzpatrick, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the Secretary & Treasurer of BCP INGREDIENTS, INC., the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public


STATE OF NEW YORK        )
                         )ss.:
COUNTY OF NEW YORK       )

               On the 30 day of May, in the year 2001 before me personally came KAREN D. FINNERTY to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the VICE PRESIDENT of FLEET NATIONAL BANK, the national banking association described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public

                                  SCHEDULE 3.01



2007 Route 284
Slate Hill, New York  10973


299 Extension Street
Verona, Missouri  65769